SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 23, 2010

Date of Report

August 23, 2010

(Date of earliest event reported)

Silicon South, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51906	77-0458478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

123 West Nye Lane, Ste. 129

Carson City, NV

 (Address of principal executive offices, including zip code)

702-772-8186

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement

On August 23, 2010, the Company entered into a definitive Agreement and Plan of Reorganization with Alpha Wastewater, Inc. whereby the parties have agreed to exchange 40,000,000 shares of restricted common stock of the Company for 40,000,000 shares of restricted common stock of Alpha Wastewater, Inc., thereby making Alpha Wastewater, Inc. a wholly owned subsidiary of Silicon South, Inc.  In addition to the exchange of shares, the Agreement requires the Company to issue options to Thurman Investments Corporation, Inc. and/or assigns for the purchase of up to 2,475,000 shares of the Company’s restricted common stock at a price of $.001 per share, which option shall expire four business days following closing of the Agreement.  The Company is also required to issue options to Zylo, Inc. and/or its assigns to purchase 2,200,000 shares of the Company’s restricted common stock at par value of $0.001 for a period of one year from closing date of any financing of up to $5,000,000 directly or indirectly through introductions provided by Zylo, Inc.

At closing, Mr. Zagros Shahvaran will resign as the sole officer and director after appointing Mr. Brian L. Hauff to the board of directors and as President.  Mr. Shenfeng (Justin) Wang will be appointed Secretary and Treasurer of the Company.

Closing of the Agreement is conditioned upon satisfactory due diligence by both parties.  It is anticipated this Agreement will close on or before September 30, 2010, however, no guarantee can be made by either party as to consummation of this Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON SOUTH, INC.

/s/ Zagros Shahvaran

Zagros Shahvaran, President